Free Writing Prospectus pursuant to Rule 433 dated April 15, 2026 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities GS Finance Corp.

Buffered PLUS Based on the Value of a Basket of Underlying Stocks due November 3, 2027

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (Buffered PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated April 15, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS			Payment at maturity (for each $1,000 stated principal amount of your Buffered PLUS):
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If the final basket value is greater than the initial basket value, $1,000 + the leveraged upside payment, subject to the maximum payment at maturity;
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If the final basket value is equal to or less than the initial basket value, but has decreased from the initial basket value by an amount less than or equal to the buffer amount, $1,000 or

If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount, (i) the product of $1,000 × the basket performance factor plus (ii) $100.00

Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:	Basket component	Basket component weighting	Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
	the common stock of Albemarle Corporation (current Bloomberg ticker: “ALB UN”)	10.00%	Leverage factor:	150.00%
	the common stock of Applied Materials, Inc. (current Bloomberg ticker: “AMAT UW”)	10.00%	Maximum payment at maturity (set on the pricing date):	at least $1,345.00 per Buffered PLUS (at least 134.50% of the stated principal amount)
	the common stock of KLA Corporation (current Bloomberg ticker: “KLAC UW”)	10.00%	Minimum payment at maturity:	$100.00 per Buffered PLUS (10.00% of the stated principal amount)
	the common stock of Micron Technology(current Bloomberg ticker: “MU UW”)	10.00%	Buffer amount:	10.00%
	the common stock of MP Materials Corp. (current Bloomberg ticker: “MP UN”)	10.00%	Basket percent increase:	(final basket value – initial basket value) / initial basket value
	the common stock of NVIDIA Corporation(current Bloomberg ticker: “NVDA UW”)	10.00%	Initial basket value:	100
	the Class A common stock of Palantir Technologies Inc. (current Bloomberg ticker: “PLTR UW”)	10.00%	Final basket value:	the basket closing value on the valuation date
	an American Depository Share of Rio Tinto plc (current Bloomberg ticker: “RIO UN”), representing one ordinary share of Rio Tinto plc	10.00%	Basket closing value:	the basket closing value on any day is the sum of the products of the basket component closing value of each underlying stock times the applicable multiplier for such underlying stock on such date.
	the common stock of Rockwell Automation, Inc. (current Bloomberg ticker: “ROK UN”)	10.00%	Basket component closing value:	in the case of each underlying stock, the closing value of such underlying stock.
	the common stock of RTX Corporation (formerly Raytheon Technologies Corporation) (current Bloomberg ticker: “RTX UN”)	10.00%	Multiplier:

Each multiplier will be set on the pricing date based on the applicable underlying stock’s respective initial basket component value so that each underlying stock will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Buffered PLUS and will equal, for each underlying stock, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value.

			Basket performance factor:	final basket value / initial basket value

We refer to each basket component singularly as an underlying stock and together as the underlying stocks.

The initial basket component value of each underlying stock is the closing value of such underlying stock on the pricing date.

			CUSIP / ISIN:	40059DCT2 / US40059DCT28
Pricing date:	expected to price on or about April 30, 2026
Original issue date:	expected to be May 5, 2026		Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)
Valuation date:	expected to be October 29, 2027
Stated maturity date:	expected to be November 3, 2027

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks (including historical closing values of the underlying stocks), the terms of the Buffered PLUS and certain risks.

Buffered PLUS Payoff Diagram*

Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	134.500%
150.000%	134.500%
125.000%	134.500%
123.000%	134.500%
110.000%	115.000%
105.000%	107.500%
102.000%	103.000%
100.000%	100.000%
98.000%	100.000%
95.000%	100.000%
90.000%	100.000%
75.000%	85.000%
50.000%	60.000%
25.000%	35.000%
10.000%	20.000%
0.000%	10.000%
*assumes a maximum payment at maturity of $1,345.00 per Buffered PLUS

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks (including historical closing values of the underlying stocks), the terms of the Buffered PLUS and certain risks.

*aAbout Your Buffered PLUS

The amount that you will be paid on your Buffered PLUS at stated maturity is based on the performance of an equally weighted basket composed of the common stock or American depositary shares of 10 companies, as measured from the pricing date to and including the valuation date.

The initial basket value is 100, and the final basket value will equal the sum of the products, as calculated separately for each underlying stock, of: (i) the closing value of such underlying stock on the valuation date multiplied by (ii) its multiplier. The multiplier will equal, for each underlying stock, the quotient of (i) the weighting of such underlying stock multiplied by 100 divided by (ii) its initial basket component value.

At maturity, if the final basket value is greater than the initial basket value of 100, the return on your Buffered PLUS will be positive and equal to the product of the leverage factor multiplied by the basket percent increase, subject to the maximum payment at maturity. If the final basket value is equal to or less than the initial basket value but has not decreased by more than the buffer amount, you will receive the principal amount of your Buffered PLUS. However, if the final basket value has decreased from the initial basket value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity. Declines in one or more underlying stocks may offset increases in the other underlying stocks.

The Buffered PLUS are for investors who seek the potential to earn 150% of any positive return of the basket, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing up to 90.00% of their investment if the final basket value has declined from the initial basket value by more than the buffer amount.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Buffered PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

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Preliminary pricing supplement dated April 15, 2026
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General terms supplement no. 17,745 dated January 20, 2026
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Prospectus supplement dated February 14, 2025
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Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks (including historical closing values of the underlying stocks), the terms of the Buffered PLUS and certain risks.

RISK FACTORS

An investment in the Buffered PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Buffered PLUS are a riskier investment than ordinary debt securities. Also, your Buffered PLUS are not equivalent to investing directly in the underlying stocks. You should carefully consider whether the offered Buffered PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

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Your Buffered PLUS Do Not Bear Interest
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You May Lose a Substantial Portion of Your Investment in the Buffered PLUS
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The Buffered PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
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The Return on Your Buffered PLUS Will Be Limited
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The Lower Performance of One or More Underlying Stocks May Offset an Increase in Any of the Other Underlying Stocks
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The Estimated Value of Your Buffered PLUS At the Time the Terms of Your Buffered PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Buffered PLUS
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The Amount Payable on Your Buffered PLUS Is Not Linked to the Basket Component Closing Values of the Underlying Stocks at Any Time Other than the Valuation Date
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The Market Value of Your Buffered PLUS May Be Influenced By Many Unpredictable Factors
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We Will Not Hold Shares of the Underlying Stocks for Your Benefit
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In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of an Underlying Stock
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You Have No Shareholder Rights or Any Rights to Receive Any Underlying Stock
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We May Sell an Additional Aggregate Stated Principal Amount of the Buffered PLUS at a Different Issue Price
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If You Purchase Your Buffered PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Buffered PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Buffered PLUS Will be Negatively Affected

Risks Related to Conflicts of Interest

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Other Investors May Not Have the Same Interests as You

Additional Risks Related to an ADS of Rio Tinto plc

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An Investment in the Offered Buffered PLUS is Subject to Risks Associated with Foreign Securities
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The Offered Buffered PLUS Are Subject to Foreign Currency Exchange Rate Risk
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There are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of the Securities Represented By the ADSs
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Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Negatively Affect Your Investment in the Buffered PLUS

Risks Related to Tax

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Your Buffered PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future
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Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Buffered PLUS

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks (including historical closing values of the underlying stocks), the terms of the Buffered PLUS and certain risks.

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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Buffered PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Buffered PLUS to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

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If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
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The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
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Past Performance is No Guide to Future Performance
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Your Notes May Not Have an Active Trading Market
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The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
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The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
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With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
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With Respect to Notes Linked to Index Stocks, There is No Affiliation Between the Underlier Issuer of Such Index Stock and Us

Risks Related to Conflicts of Interest

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Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
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Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
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You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
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Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
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The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

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The Return on Indexed Notes May Be Below the Return on Similar Securities
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The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
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An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
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An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
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We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
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Information About an Index or Indices May Not Be Indicative of Future Performance
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We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks (including historical closing values of the underlying stocks), the terms of the Buffered PLUS and certain risks.

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

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The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
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The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks (including historical closing values of the underlying stocks), the terms of the Buffered PLUS and certain risks.